UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2025

OPENLANE, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11299 N. Illinois Street, Suite 500
Carmel, Indiana 46032
(Address of principal executive offices)
(Zip Code)

(800) 923-3725
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KAR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 22, 2025, the Board of Directors (“Board”) of OPENLANE, Inc. (the “Company”) appointed Bradley Herring as Executive Vice President and Chief Financial Officer of the Company, effective May 27, 2025.
Mr. Herring, age 55, served as Chief Financial Officer of Enfusion, Inc., a software-as-a-service solutions provider for investment managers, from December 2022 to April 21, 2025. Mr. Herring served as Chief Financial Officer of Shift4 Payments, Inc., a payment processing and software-as-a-service company, from October 2019 to August 2022. Mr. Herring also served as Chief Financial Officer of Elavon, Inc. from 2016 to 2019, as Chief Financial Officer of the digital banking group of Fiserv, Inc. from 2013 to 2015, and in various executive roles at Equifax Inc. from 2008 to 2013.
In connection with Mr. Herring’s appointment as Executive Vice President and Chief Financial Officer, the Company and Mr. Herring entered into an employment agreement (the “Employment Agreement”).
Under the Employment Agreement, Mr. Herring is generally eligible to (i) earn a base salary, (ii) earn an annual cash bonus, (iii) receive equity-based awards consistent with other executive-level employees of the Company, (iv) participate in the Company’s standard health and welfare benefit programs and (v) receive an annual automobile allowance.
In the event Mr. Herring is terminated by the Company without “cause” or Mr. Herring resigns for “good reason” (each as defined in the Employment Agreement), Mr. Herring would be entitled to receive, subject to his execution and non-revocation of a release of claims, (i) a lump sum cash payment equal to one and a half times the sum of his annual base salary plus target annual bonus for the year in which such termination of employment occurs; (ii) if Mr. Herring is participating in the Company’s health plans on the date of such termination of employment, COBRA premium payments for 18 months or until Mr. Herring becomes eligible for coverage under another employer’s health plan (the “Continued Benefits”); (iii) payment of a pro-rata portion of any annual bonus that Mr. Herring would have received for the year of termination based on actual performance (the “Pro Rata Bonus”); and (iv) a payment equal to the amount of any annual bonus which has been earned in a prior year but which has not yet been paid to Mr. Herring (the “Earned but Unpaid Bonus”).
In the event Mr. Herring is terminated by the Company without “cause” or Mr. Herring resigns for “good reason,” and such termination occurs within two years of a “change of control” (each as defined in the Employment Agreement), Mr. Herring would be entitled to receive, subject to the execution and non-revocation of a release of claims, (i) a lump sum cash payment equal to the sum of two times his annual base salary plus target annual bonus for the year in which such termination of employment occurs; (ii) the Continued Benefits; (iii) the Pro Rata Bonus; and (iv) the Earned but Unpaid Bonus.
In the event Mr. Herring terminated due to death or “disability” (as defined in the Employment Agreement), Mr. Herring or his estate/beneficiaries would be entitled to receive (i) Continued Benefits; (ii) the Pro Rata Bonus; and (iii) the Earned but Unpaid Bonus.
Upon a termination of employment for any reason, Mr. Herring will be subject to the following one year post-termination restrictive covenants: (i) non-competition restrictions and (ii) non-solicitation of Company employees and customers.
The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.
In connection with Mr. Herring’s offer of employment, Mr. Herring will also receive a one-time cash sign-on award of $100,000, which is subject to full repayment if Mr. Herring voluntarily terminates his employment with the Company within two years of payment.
Other than with respect to the compensation matters described above, there are no arrangements or understandings between Mr. Herring and any other person pursuant to which he was appointed to this position, and there are no family relationships between Mr. Herring and any director or executive officer of the Company. There are no transactions involving Mr. Herring that would be required to be reported under Item 404(a) of Regulation S-K.
Item 7.01 Regulation FD Disclosure.
On April 22, 2025, the Company issued a press release announcing Mr. Herring’s appointment, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

    (d) Exhibits

        EXHIBIT NO.            DESCRIPTION OF EXHIBIT

10.1    Employment Agreement - Bradley Herring

99.1    Press release dated April 22, 2025 - "OPENLANE Names Brad Herring Chief Financial Officer"

104    Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 22, 2025	OPENLANE, Inc.

/s/ Charles S. Coleman
Charles S. Coleman Executive Vice President, Chief Legal Officer and Secretary